ASGI CORBIN MULTI-STRATEGY FUND, LLC

AMENDMENT NO. 1 TO
LIMITED LIABILITY COMPANY AGREEMENT

This Amendment dated as of the 2nd day of November, 2011 (herein called “this Amendment”), is hereby made and executed by the undersigned, as a Manager of ASGI CORBIN MULTI-STRATEGY FUND, LLC, a Delaware limited liability company (the “Fund”) established under a Limited Liability Company Agreement dated as of November 19, 2010 (the “LLC Agreement”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the LLC Agreement, or if not defined therein, in the Fund’s private placement memorandum.

Preliminary Statement

WHEREAS, pursuant to Section 3.1(e) of the LLC Agreement, the Board of Managers (the “Board”) has the full power and authority, without Member approval, to authorize one or more Classes of Units; Units of each such Class having such preferences, voting powers and special or relative rights or privileges (including conversion rights, if any) as the Board may determine and as shall be set forth in a resolution adopted in accordance with the LLC Agreement and, if applicable, the By-Laws;

WHEREAS, the Board may amend the LLC Agreement, without Member approval, to provide for the terms of such Class or Classes;

WHEREAS, the Board has authorized Class A Units and Class I Units as more fully described below; has authorized the amendment of the LLC Agreement to reflect the establishment of such Classes as herein set forth; and has authorized the Managing Member to execute this Amendment No. 1 to the LLC Agreement;

NOW, THEREFORE, the Board of Managers hereby amends the LLC Agreement as follows:

1.      Article I: Definitions is hereby amended by deleting the defined term “DISTRIBUTOR” and adding the following new defined terms:

“CLASS” -- A class (within the meaning of Section 18-302 of the Delaware Act) of Units created pursuant to Section 3.1(e).

“CLASS A UNITS” -- A Class of Units issued by the Fund, which Class shall be subject to the Investor Distribution and Servicing Fee described in Section 3.8(d) and a Placement Fee described in Section 3.8(e).

“CLASS I UNITS” – A Class of Units issued by the Fund, which Class shall not be subject to the Investor Distribution and Servicing Fee described in Section 3.8(d) or a Placement Fee described in Section 3.8(e), but shall otherwise be subject to the same provisions as are applicable hereunder to the Class A Units.

“PLACEMENT AGENT” – Alternative Strategies Brokerage Services, Inc. or such additional or successor Placement Agent as shall be designated from time to time.

2.           Section 3.8 is hereby amended by adding the following clauses (d) and (e) at the end of the section:

(d)           The Fund shall pay to the Placement Agent with respect to the aggregate Net Asset Value of all Class A Units (to the extent such Units have been outstanding for at least one year) an investor distribution and servicing fee for providing investor services (the “Investor Distribution and Servicing Fee”), calculated and accrued at the end of each calendar month (before any repurchases of Class A Units being made at the end of the applicable month), at the rate of 0.75% per annum of such aggregate Net Asset Value as of the end of such month. Such Investor Distribution and Servicing Fee shall be paid in arrears at the end of each calendar quarter.

(e)           Investments in Class A Units of less than $500,000 are subject to a placement fee of 2.00%; investments in Class A Units of $500,000 or more and less than $1,000,000 are subject to a placement fee of 1.00% and investments in Class A Units of $1,000,000 or more are subject to a placement fee of 0.50% (in each case, the “Placement Fee”).  In the event that a Member makes a contribution with respect to its Class A Unit on more than one occasion, the Placement Fee charged at the time of any contribution shall be charged at the rate that would apply if the aggregate of all of the Member’s current and prior contributions were being made at that time.  The Placement Fee may be waived in whole or in part by the Placement Agent in its sole discretion.

3.           Section 5.3 is hereby amended by deleting clauses (b), (c) and (d) and adding the following as new clauses (b), (c) and (d):

(b)           Each Member’s Capital Account shall have an initial balance equal to the amount of cash and the fair market value of any property constituting such Member’s initial contribution to the capital of the Fund, calculated after the payment of any Placement Fee charged with respect to such contribution.

(c)           Each Member’s Capital Account shall be increased by the sum of (i) the amount of cash and the fair market value of any property constituting additional contributions by such member to the capital of the Fund permitted pursuant to Section 5.1 hereof, calculated after the payment of any Placement Fees charged with respect to such contributions, plus (ii) all amounts credited to such Member’s Capital account pursuant to Sections 5.4 and 5.5 hereof.

(d)           Each Member’s Capital Account shall be reduced by the sum of (i) the amount of any repurchase of the Unit of such Member or distributions to such Member pursuant to Sections 4.4, 5.7 or 6.2 hereof which are not reinvested (net of any liabilities secured by any asset distributed that such Member is deemed to assume or take under Section 752 of the Code), plus (ii) any amounts debited against such Capital Account pursuant to Sections 5.4 and 5.5 hereof; provided, however, that in the case of a Member holding a

Class A Unit, such Member’s Capital Account shall first be reduced by any Investor Distribution and Servicing Fee allocable to such Class A Unit.  Expenses with respect to any Fiscal Period shall be calculated and charged as of the last calendar day of such Fiscal Period prior to giving effect to any repurchases to be made as of the end of such Fiscal Period.

IN WITNESS WHEREOF, the below Member has executed this Amendment as of the day and year first above written.

By: /s/ Adam Taback
Name:  Adam Taback
Title:  Manager

By: /s/ James Dean
Name:  James Dean
Title:  Manager

By: /s/ James Dunn
Name:  James Dunn
Title:  Manager

By: /s/ Stephen Golding
Name:  Stephen Golding
Title:  Manager

By: /s/ James Hille
Name:  James Hille
Title:  Manager

By: /s/ Jonathan Hook
Name:  Jonathan Hook
Title:  Manager

By: /s/ Dennis Schmal
Name:  Dennis Schmal
Title:  Manager
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